EXHIBIT 99.1

Investor and Media Inquiries:
Chris Kettmann
773-497-7575
ckettmann@lincolnchurchilladvisors.com

Priority Technology Holdings, Inc. Announces Second Quarter 2020 Financial Results

ALPHARETTA, GA - August 12, 2020 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) (“Priority” or the “Company”), a leading provider of merchant acquiring, integrated payment software and commercial payment solutions, today announced its second quarter 2020 financial results.

Highlights of Consolidated Results

Second Quarter 2020, Compared with Second Quarter 2019

The second quarter of 2020 began with nationwide shelter in place orders due to the COVID-19 pandemic.  Priority’s April results were reflective of this with merchant bankcard processing dollar volumes down 31.8% year over year, and a corresponding, albeit more modest, revenue decline of 11.7%.  As we quickly adapted to the new market dynamic, and the strength of our product offering and counter-cyclical assets accelerated, May and June results posted strong improvements.  In May, merchant bankcard processing dollar volumes declined 15.8% year over year, however, revenue increased by 1.7%. In June, merchant bankcard processing dollar volumes showed a modest decline of 1.9% year over year, with a revenue increase of 10.8%.

For the full quarter, increases in ecommerce volume mix and product-driven vertical segment growth resulted in a modest revenue increase in spite of the total processing volume declines.  This revenue stability, coupled with the implementation of thoughtful expense management strategies, contributed to year over year adjusted EBITDA growth in each of April, May and June, with 11.6% growth for the full quarter.  Monthly adjusted EBITDA in the second quarter of 2020 was $4.6 million in April, $5.9 million in May, and $6.2 million in June. The Company’s non-GAAP adjusted EBITDA measure is net loss before interest, taxes, depreciation and amortization, further adjusted for non-cash stock-based compensation and certain expenses considered non-recurring. See “Non-GAAP Adjusted EBITDA” and “Non-GAAP Financial Measures” for additional information and the reconciliation of adjusted EBITDA to its most comparable GAAP measure provided below.

Highlights of the second quarter of 2020, compared with the second quarter of 2019 are as follows (any differences are due to rounding):

•	Revenue of $92.4 million increased 0.2% from $92.1 million.

•	Gross profit of $30.0 million decreased 0.6% from $30.1 million.

•	Gross profit margin of 32.4% decreased 27 basis points from 32.7%.

•	Income from operations of $4.0 million increased $1.6 million from $2.4 million.

•	Net loss of $7.9 million decreased $6.3 million from $14.1 million.

•	Adjusted EBITDA of $16.7 million increased 11.6% from $14.9 million.

•	Merchant bankcard processing dollar volume of $9.2 billion decreased 16.0% from $11.0 billion.

“The combination of our  countercyclical payment assets and acceleration of our operating automation initiatives to reduced expenses resulted in strong revenue and adjusted EBITDA growth in the second quarter despite the unprecedented headwinds presented by the COVID-19 pandemic,” said Tom Priore, Executive Chairman and CEO of Priority. “We quickly responded with solutions to market needs among our clients and reselling partners as nationwide shelter-in-place went into effect in April.  As states reopened in May and June and overall volume trends improved, the momentum of our ecommerce, B2B and integrated partners businesses continued to accelerate, driving strong overall results for the quarter. We believe our performance through the height of the pandemic underscores the differentiation of our technology, sales and operating platform and anticipate our current momentum to continue.”

Non-GAAP Adjusted EBITDA

Selling, general and administrative expenses included certain operating expenses that the Company considers non-recurring in nature. These expenses totaled $1.4 million and $1.6 million in the second quarters of 2020 and 2019, respectively. In the second quarter of 2020, these expenses included $0.8 million associated with transition services from YapStone, Inc. related to the integration of the March 2019 asset acquisition and $0.4 million for certain legal services. In the second quarter of 2019, these expenses included $0.7 million associated with transition services from YapStone Inc., $0.5 million for transaction-related, capital markets and accounting advisory services, and $0.4 million for certain legal services.

Also, salaries and employee benefits included $0.7 million and $1.0 million of non-cash stock-based compensation in the second quarters of 2020 and 2019, respectively.

Non-GAAP adjusted EBITDA, which excludes these expenses, was $16.7 million in the second quarter of 2020 and $14.9 million in the second quarter of 2019. See “Non-GAAP Financial Measures” and the reconciliation of adjusted EBITDA to its most comparable GAAP measure provided below for additional information.

Discussion of Reportable Segment Results

Consumer Payments Reportable Segment

Consumer Payments revenue in the second quarter of 2020 increased 0.3% to $81.7 million, compared with $81.5 million in the second quarter of 2019. Despite a 16.4% decline in merchant bankcard processing dollar volume in the quarter, the revenue increase was driven by strong ecommerce growth. The overall merchant mix also resulted in a higher average ticket.

Merchant bankcard volume processed in the second quarter of 2020 of $9.0 billion declined by 16.4%, as compared with $10.8 billion in the second quarter of 2019. Merchant bankcard transactions of 92.8 million in the second quarter of 2020 declined by 28.7%, as compared with 130.1 million in the second quarter of 2019. Average ticket of $97.06 grew 17.2% in the second quarter of 2020, as compared with $82.79 in the second quarter of 2019.

Consumer Payments income from operations in the second quarter of 2020 was $7.3 million, compared with $7.4 million in the second quarter of 2019. Costs of services of $59.1 million increased $1.1 million, depreciation and amortization of $8.7 million increased $0.6 million, and other operating expenses of $6.7 million decreased $1.3 million.

Commercial Payments Reportable Segment

Commercial Payments revenue in the second quarter of 2020 was $5.7 million, a decrease of $0.8 million compared with $6.5 million in the second quarter of 2019. Revenue from commercial payments exchange (“CPX”) accounts payable automated solutions of $1.4 million in the second quarter of 2020 increased $0.1 million compared with $1.3 million in the second quarter of 2019. Revenue from curated managed services programs of $4.3 million in the second quarter of 2020 decreased by $0.9 million compared with $5.2 million in the second quarter of 2019. The managed services decline was largely driven by lower program activity and lower incentive revenue.

Commercial Payments income from operations in the second quarter of 2020 was $0.5 million, compared with a loss from operations of $0.3 million in the second quarter of 2019. Costs of services of $2.6 million decreased $0.8 million, and other operating expenses decreased $0.8 million.

Integrated Partners Reportable Segment

Integrated Partners revenue in the second quarter of 2020 was $5.0 million, an increase of $0.8 million compared with $4.2 million in the second quarter of 2019. Priority Real Estate Technology ("PRET") comprised $4.5 million of this reportable segment’s revenue in the second quarter of 2020. PRET is comprised of the assets acquired from YapStone, Inc. in March 2019 and the net assets acquired from RadPad Holdings, Inc. in July 2018. Revenue from Priority PayRight Health Solutions and Priority Hospitality Technology, which commenced operations in April 2018 and February 2019, respectively, comprised the remainder of this reportable segment’s revenue.

Integrated Partners income from operations in the second quarter of 2020 was $0.8 million, compared with $0.6 million in the second quarter of 2019. Costs of services of $0.7 million increased $0.1 million, depreciation and amortization of $1.3 million increased $0.2 million, and other operating expenses of $2.1 million increased $0.2 million. Depreciation and amortization expense is primarily related to assets acquired from YapStone, Inc. Other operating expenses included $0.8 million and $0.7 million of temporary transition services from YapStone, Inc. related to integration of the asset acquisition in the second quarter of 2020 and 2019, respectively. Integrated Partners adjusted income from operations was $1.7 million in the second quarter of 2020 and $1.3 million in the second quarter of 2019, excluding these temporary transition services. See “Non-GAAP Financial Measures” and the reconciliation of Integrated Partners adjusted income from operations to its most comparable GAAP measure provided below for additional information.

Corporate

Corporate expense in the second quarter of 2020 was $4.6 million, compared with $5.2 million in the second quarter of 2019. Non-recurring operating expenses were $0.5 million in the second quarter of 2020 and $0.8 million in the second quarter of 2019. Excluding non-recurring operating expenses, Corporate expense was $4.0 million and $4.4 million in the second quarter of 2020 and 2019, respectively. See “Non-GAAP Financial Measures” and the reconciliation of adjusted Corporate expense to its most comparable GAAP measure provided below for additional information.

Outlook

Priority continues to closely monitor the business impact of the COVID-19 pandemic. Our top priority remains ensuring the health and safety of our employees, and the communities in which we live and work. We have taken numerous actions to safeguard our team members, such as encouraging work from home and restricting business travel. The Company continues to operate normally, and we have not incurred, nor do we anticipate incurring, any significant impact to service operations.

Priore concluded, “The actions we have taken over the past several quarters to build defensive and counter-cyclical payment operating assets and reduce expenses through automation have positioned the business for success in any market environment to deliver long-term shareholder value.  Our second quarter performance where we generated improved year-over-year results during a time of unprecedented uncertainty following the coronavirus outbreak provides strong evidence.  While there continues to be considerable uncertainty regarding the duration and severity of the pandemic, we are excited by our market position, will remain focused on managing our cost structure to align with industry demand and will continue to deliver the industry-leading products and services that our customers have come to expect.  For the time being we will continue to refrain from providing financial guidance for full year 2020.  However, should the current economic environment continue, we are optimistic that our financial results during the remaining months in 2020 will continue to improve over those we delivered in June.”

Conference Call

Priority Technology Holdings, Inc.’s leadership will host a conference call on Thursday, August 13, 2020 at 11:00 a.m. EDT to discuss its second quarter 2020 financial results. Participants can access the call by Phone: US/Canada: (877) 501-3161 or International: (786) 815-8443.

The Internet webcast link and accompanying slide presentation can be accessed at https://edge.media-server.com/mmc/p/cxkccgsq and will also be posted in the “Investor Relations” section of the Company’s website at www.PRTH.com.

An audio replay of the call will be available shortly after the conference call until August 16, 2020 at 11:30 am Eastern Time. To listen to the audio replay, dial (855) 859-2056 or (404) 537-3406 and enter conference ID number 4283396. Alternatively, you may access the webcast replay in the “Investor Relations” section of the Company’s website at www.PRTH.com.

Non-GAAP Financial Measures

This communication includes certain non-GAAP financial measures that we regularly review to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions. We believe these non-GAAP measures help to illustrate the underlying financial and business trends relating to our results of operations and comparability between current and prior periods. We also use these non-GAAP measures to establish and monitor operational goals. However, these non-GAAP measures are not superior to or a substitute for prominent measurements calculated in accordance with GAAP. Rather, the non-GAAP measures are meant to be a complement to understanding measures prepared in accordance with GAAP.

Gross Profit and Gross Profit Margin

The Company’s non-GAAP gross profit metric represents revenues less costs of services. Gross profit margin is gross profit divided by revenues. We review these non-GAAP measures to evaluate our underlying profit trends.

Adjusted Integrated Partners Income from Operations and Adjusted Corporate Expense

Adjusted Integrated Partners income from operations and adjusted Corporate expense in the second quarter of 2020 have been negatively affected by non-recurring operating expenses largely associated with certain legal services and transition services from YapStone, Inc. We review these non-GAAP measures to evaluate our underlying profitability performance and trends.

Adjusted EBITDA and Consolidated Adjusted EBITDA

EBITDA is earnings before interest, income tax, depreciation and amortization expenses (“EBITDA”). Adjusted EBITDA begins with EBITDA but further excludes certain non-cash costs, such as stock-based compensation and the write-off of the carrying value of an equity-method investment, as well as debt modification expenses and other non-recurring expenses, including certain legal and transition services expenses. Consolidated adjusted EBITDA begins with Adjusted EBITDA but further includes adjustments for the pro-forma impact of acquisitions, as well as adjustments to exclude other professional and consulting fees and certain other tax expenses and other adjustments. We review these non-GAAP adjusted EBITDA and consolidated adjusted EBITDA measures to evaluate our business and trends, measure our performance, prepare financial projections, allocate resources, and make strategic decisions.

The reconciliations of gross profit, gross profit margin, adjusted Integrated Partners income from operations, adjusted Corporate expense, adjusted EBITDA and consolidated adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the attached schedules to this press release.

Priority does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, stock-based compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

About Priority Technology Holdings, Inc.

Priority is a leading provider of merchant acquiring, integrated payment software and commercial payment solutions, offering unique product and service capabilities to its merchant network and distribution partners. Priority’s enterprise operates from a purpose-built business platform that includes tailored customer service offerings and bespoke technology development, allowing the Company to provide end-to-end solutions for payment and payment-adjacent opportunities. Additional information can be found at www.PRTH.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements identified by words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “projects,” “targeting,” “potential” or “contingent,” “guidance,” “anticipates,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, our 2020 outlook and statements regarding our market and growth opportunities. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the effects of the COVID-19 pandemic on our revenues and financial operating results. Our actual results could differ materially, and potentially adversely, from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q filed with the SEC on March 30, 2020 and May 13, 2020, respectively. These filings are available online at www.sec.gov or www.PRTH.com.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

REVENUES	$92,356	$92,142	$189,289	$179,788

OPERATING EXPENSES:
Costs of services	62,398	62,003	128,762	122,109
Salary and employee benefits	9,556	10,356	19,685	21,255
Depreciation and amortization	10,363	9,761	20,635	18,686
Selling, general and administrative	6,008	7,586	12,617	14,336
Total operating expenses	88,325	89,706	181,699	176,386

Income from operations	4,031	2,436	7,590	3,402

OTHER INCOME (EXPENSES):
Interest expense	(11,668)	(10,776)	(21,983)	(20,139)
Other income (expense), net	194	138	(152)	365
Total other expenses, net	(11,474)	(10,638)	(22,135)	(19,774)

Loss before income taxes	(7,443)	(8,202)	(14,545)	(16,372)

Income tax expense (benefit)	415	5,928	(818)	4,204

Net loss	$(7,858)	$(14,130)	$(13,727)	$(20,576)

Loss per common share:
Basic and diluted	$(0.12)	$(0.21)	$(0.20)	$(0.31)

Weighted-average common shares outstanding:
Basic and diluted	67,114	67,094	67,088	67,161

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Balance Sheets

(in thousands)	Unaudited
	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash	$5,854	$3,234
Restricted cash	45,146	47,231
Accounts receivable, net of allowance for doubtful accounts	35,332	37,993
Prepaid expenses and other current assets	2,928	3,897
Current portion of notes receivable	1,789	1,326
Settlement assets	327	533
Total current assets	91,376	94,214

Notes receivable, less current portion	4,826	4,395
Property, equipment, and software, net	24,127	23,518
Goodwill	109,515	109,515
Intangible assets, net	168,751	182,826
Deferred income taxes, net	50,586	49,657
Other non-current assets	518	380
Total assets	$449,699	$464,505

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$19,953	$26,965
Accrued residual commissions	22,434	19,315
Customer deposits and advance payments	2,882	4,928
Current portion of long-term debt	11,724	4,007
Settlement obligations	39,167	37,789
Total current liabilities	96,160	93,004

Long-term debt, net of current portion, discounts and debt issuance costs	480,639	485,578
Other non-current liabilities	6,398	6,612
Total long-term liabilities	487,037	492,190

Total liabilities	583,197	585,194

Stockholders' deficit:
Preferred stock	—	—
Common stock	68	68
Additional paid-in capital	4,569	3,651
Treasury stock, at cost	(2,388)	(2,388)
Accumulated deficit	(141,401)	(127,674)
Total Priority Technology Holdings, Inc. stockholders' deficit	(139,152)	(126,343)
Non-controlling interest in subsidiary	5,654	5,654
Total stockholders' deficit	(133,498)	(120,689)

Total liabilities and stockholders' deficit	$449,699	$464,505

PRIORITY TECHNOLOGY HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
Unaudited

(in thousands)	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(13,727)	$(20,576)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of assets	20,635	18,686
Equity-classified and liability-classified stock compensation	1,026	2,183
Amortization of debt issuance costs and discounts	1,116	819
Benefit for deferred income taxes, net of change in allowance	(927)	4,222
Payment-in-kind interest	3,415	2,479
Other non-cash items, net	206	(162)
Change in operating assets and liabilities:
Accounts receivable	974	(3,913)
Settlement assets and obligations, net	1,584	5,184
Prepaid expenses and other current assets	851	(194)
Notes receivable	(888)	(150)
Accounts payable and other accrued liabilities	(1,845)	(4,909)
Customer deposits and advance payments	(2,046)	343
Other assets and liabilities, net	(552)	(292)
Net cash provided by operating activities	9,822	3,720

Cash flows from investing activities:
Additions to property, equipment and software	(4,249)	(5,352)
Acquisitions of intangible assets	(3,286)	(81,240)
Notes receivable loan funding	—	(3,000)
Other investing activity	—	(184)
Net cash used in investing activities	(7,535)	(89,776)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of issue discount	—	69,650
Repayment of long-term debt	(2,003)	(1,825)
Debt modification costs	(2,749)	—
Borrowings under revolving credit facility	7,000	14,000
Repayments under revolving credit facility	(4,000)	—
Repurchases of common stock	—	(2,388)
Net cash (used in) provided by financing activities	(1,752)	79,437

Net change in cash and restricted cash:
Net increase (decrease) in cash and restricted cash	535	(6,619)
Cash and restricted cash at beginning of period	50,465	33,831
Cash and restricted cash at end of period	$51,000	$27,212

Supplemental cash flow information:
Cash paid for interest	$17,032	$16,595

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reportable Segments' Results
Unaudited

(in thousands)	Three Months Ended June 30,
	2020	2019	Change	% Change

Consumer Payments:
Revenue	$81,707	$81,454	$253	0.3%
Operating expenses	74,437	74,091	346	0.5%
Income from operations	$7,270	$7,363	$(93)	(1.3)%
Operating margin	8.9%	9.0%
Depreciation and amortization	$8,657	$8,105	$552	6.8%

Key indicators:
Merchant bankcard processing dollar value	$9,010,908	$10,774,149	$(1,763,241)	(16.4)%
Merchant bankcard transaction volume	92,842	130,146	(37,304)	(28.7)%

Commercial Payments:
Revenue	$5,654	$6,496	$(842)	(13.0)%
Operating expenses	5,179	6,778	(1,599)	(23.6)%
Income (loss) from operations	$475	$(282)	$757	(268.4)%
Operating margin	8.4%	(4.3)%
Depreciation and amortization	$78	$81	$(3)	(3.7)%

Key indicators:
Merchant bankcard processing dollar value	$64,248	$74,529	$(10,281)	(13.8)%
Merchant bankcard transaction volume	21	28	(7)	(25.0)%

Integrated Partners:
Revenue	$4,995	$4,192	$803	19.2%
Operating expenses	4,150	3,620	530	14.6%
Income from operations	$845	$572	$273	47.7%
Operating margin	16.9%	13.6%
Depreciation and amortization	$1,334	$1,096	$238	21.7%

Key indicators:
Merchant bankcard processing dollar value	$122,089	$106,162	$15,927	15.0%
Merchant bankcard transaction volume	388	364	24	6.6%

Income from operations of reportable segments	$8,590	$7,653	$937	12.2%
Less: Corporate expense	(4,559)	(5,217)	658	(12.6)%
Consolidated income from operations	$4,031	$2,436	$1,595	65.5%
Corporate depreciation and amortization	$294	$479	$(185)	(38.6)%

Key indicators:
Merchant bankcard processing dollar value	$9,197,245	$10,954,840	$(1,757,595)	(16.0)%
Merchant bankcard transaction volume	93,251	130,538	(37,287)	(28.6)%

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reportable Segments' Results
Unaudited

(in thousands)	Six Months Ended June 30,
	2020	2019	Change	% Change

Consumer Payments:
Revenue	$167,738	$160,463	$7,275	4.5%
Operating expenses	153,316	145,381	7,935	5.5%
Income from operations	$14,422	$15,082	$(660)	(4.4)%
Operating margin	8.6%	9.4%
Depreciation and amortization	$17,240	$15,913	$1,327	8.3%

Key indicators:
Merchant bankcard processing dollar value	$19,397,656	$20,984,904	$(1,587,248)	(7.6)%
Merchant bankcard transaction volume	212,273	251,030	(38,757)	(15.4)%

Commercial Payments:
Revenue	$12,022	$13,154	$(1,132)	(8.6)%
Operating expenses	10,783	13,887	(3,104)	(22.4)%
Income (loss) from operations	$1,239	$(733)	$1,972	(269.0)%
Operating margin	10.3%	(5.6)%
Depreciation and amortization	$154	$179	$(25)	(14.0)%

Key indicators:
Merchant bankcard processing dollar value	$136,925	$144,426	$(7,501)	(5.2)%
Merchant bankcard transaction volume	46	58	(12)	(20.7)%

Integrated Partners:
Revenue	$9,529	$6,171	$3,358	54.4%
Operating expenses	8,316	5,832	2,484	42.6%
Income from operations	$1,213	$339	$874	257.8%
Operating margin	12.7%	5.5%
Depreciation and amortization	$2,645	$1,787	$858	48.0%

Key indicators:
Merchant bankcard processing dollar value	246,607	140,147	106,460	76.0%
Merchant bankcard transaction volume	836	492	344	69.9%

Income from operations of reportable segments	$16,874	$14,688	$2,186	14.9%
Corporate expense	(9,284)	(11,286)	2,002	(17.7)%
Consolidated income from operations	$7,590	$3,402	$4,188	123.1%
Corporate depreciation and amortization	$596	$807	$(211)	(26.1)%

Key indicators:
Merchant bankcard processing dollar value	$19,781,188	$21,269,477	$(1,488,289)	(7.0)%
Merchant bankcard transaction volume	213,155	251,580	(38,425)	(15.3)%

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP Financial Measures
Unaudited

The non-GAAP reconciliations of Consolidated Gross Profit, Consolidated Gross Profit Margin, Adjusted Integrated Partners Income from Operations, and Adjusted Corporate Expense to the most directly comparable financial measures calculated and presented in accordance with GAAP, are shown in the table below:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Consolidated - Gross Profit:
Revenues	$92,356	$92,142	$189,289	$179,788
Costs of services	62,398	62,003	128,762	122,109
Consolidated gross profit (non-GAAP)	$29,958	$30,139	$60,527	$57,679

Consolidated gross profit margin (non-GAAP)	32.4%	32.7%	32.0%	32.1%

Integrated Partners - Adjusted Income from Operations:
Income from operations	$845	$572	$1,213	$339
Non-recurring expenses	839	747	1,735	747
Adjusted Integrated Partners income from operations (non-GAAP)	$1,684	$1,319	$2,948	$1,086

Corporate Expense - Adjusted:
Corporate expense	$(4,559)	$(5,217)	$(9,284)	$(11,286)
Non-recurring expenses	546	830	1,044	2,015
Adjusted Corporate Expense (non-GAAP)	$(4,013)	$(4,387)	$(8,240)	$(9,271)

PRIORITY TECHNOLOGY HOLDINGS, INC.
Reconciliations of Non-GAAP EBITDA Measures
Unaudited

The non-GAAP reconciliations of EBITDA, Adjusted EBITDA, and Consolidated Adjusted EBITDA to consolidated net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, are shown in the table below:

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Consolidated Net Loss (GAAP)	$(7,858)	$(14,130)	$(13,727)	$(20,576)
Add: Interest expense (1)	11,668	10,776	21,983	20,139
Add: Depreciation and amortization	10,363	9,761	20,635	18,686
Add: Income tax expense (benefit)	415	5,928	(818)	4,204
EBITDA (non-GAAP)	14,588	12,335	28,073	22,453
Further adjusted by:
Add: Non-cash stock-based compensation	688	1,023	$1,026	2,183
Add: Non-recurring expenses:
Debt modification expenses	—	—	376	—
Write-off of an equity-method investment	—	—	211	—
Certain legal services (2)	425	371	899	885
Professional, accounting and consulting fees (3)	121	459	145	1,130
YapStone transition services	839	747	1,735	747
Adjusted EBITDA (non-GAAP)	16,661	14,935	32,465	27,398
Further adjusted by:
Add: Pro-forma impact of acquisitions	—	45	—	3,175
Add: Other professional and consulting fees	375	357	750	752
Less: Other adjustments and tax expenses	(100)	5	(100)	(164)
Consolidated Adjusted EBITDA (non-GAAP) (4)	$16,936	$15,342	$33,115	$31,161

(1) Interest expense includes amortization of debt issuance costs and discount.

(2) Legal expenses related to business and asset acquisition activity, settlement negotiation and other litigation expenses.

(3) Primarily transaction-related, capital markets and accounting advisory services.

(4) Presented to reflect the definition in the Company's credit agreements, as amended. Until December 31, 2019, the Consolidated Adjusted EBITDA of the borrowers under the credit agreements excluded expenses of Priority Technology Holdings, Inc., which is neither a borrower nor a guarantor under the credit agreements, subsequent to its acquisition of Priority Holdings, LLC on July 25, 2018. Effective December 31, 2019, in accordance with the Sixth Amendment to the Company's Credit and Guaranty Agreement, the Consolidated Adjusted EBITDA of the borrowers under the credit agreements includes expenses of Priority Technology Holdings, Inc. Consolidated Adjusted EBITDA of the borrowers was approximately $18.9 million and $38.4 million for the three months and six months ended June 30, 2019, respectively. The amounts for the three months and six months ended June 30, 2019 excluded $3.6 million and $7.2 million, respectively, of expenses of Priority Technology Holdings, Inc.